EXHIBIT 99.1

Lightwave Logic Announces the Appointment of Optoelectronics Industry Leader, Michael Lebby, Ph.D. to its Board of Directors

Dr. Lebby to Oversee Lightwave’s Photonic Device Development Effort as a Member of its Operations Committee

Longmont, Colorado, August 27, 2015/PRNewswire/--Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today that Dr. Michael Lebby has been appointed to the Company’s Board of Directors.

Dr. Lebby’s reputation in the field of optoelectronics is widely recognized with wide-ranging experience across many key areas including: Intel Capital Optoelectronics team, AT&T Bell Labs and Motorola photonics research, Oclaro as well as an entrepreneur with his own venture backed fiber optics start-ups.  He headed the Optoelectronics Industry Development Association (OIDA), the premier networking trade association for business and scientific professionals in the optical space based in Washington, DC.  Dr. Lebby has testified on behalf of the optoelectronics industry on Capitol Hill and brought the industry together on key issues.  In 2015, Dr. Lebby completed a set of industry roadmaps for integrated photonics technologies over the next decade as part of the Federally funded IMI (Institute of Manufacturing Innovation) competition.  These roadmaps layout industry needs for 400Gbps, 800Gbps and beyond.

With over 200 USPTO issued utility patents (and over 395 including national and international derivatives), Dr. Lebby is considered to be one of the most prolific inventors in the field of optoelectronics.  He is also a Fellow and member of the Institute of Electrical and Electronics Engineers (IEEE) and the Optical Society of America (OSA).

Dr. Lebby was awarded the degree of Doctor of Engineering in 2004 as well as PhD in 1987 and an MBA in 1985 from the University of Bradford in the United Kingdom.

Tom Zelibor, Lightwave Logic’s Chairman and Chief Executive Officer commented, “We are honored to have Dr. Lebby join the Lightwave Logic team and appreciate his vote of confidence by joining our growing group of experts in the photonics field.  We are excited to have his expertise added to our device development efforts as a member of the Operations Committee.  His highly relevant industry experience—both on the business and most importantly, the technological level will be a boon to our commercialization efforts that are rapidly approaching feasibility.

“Lightwave Logic has made tremendous progress over the last two years as we have transitioned the Company from a solely organic polymer materials development company to a leading edge developer of next generation photonic devices that address the rapidly expanding datacom and telecom markets.”

Dr. Lebby stated, “I have been extremely impressed with what Lightwave Logic has accomplished to date and I am excited to aid the commercialization effort which promises to revolutionize the optoelectronics industry, especially with a technology platform that offers competitive performance and scalability which aligns to industry driven roadmaps.”

For more information about Lightwave Logic, please visit the Company’s website at following URL: www.lightwavelogic.com

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com